Exhibit 10.1

EMPLOYMENT AND NON-COMPETITION AGREEMENT

THIS AGREEMENT, dated as of February 19, 2013, by and between SCBT Financial Corporation (the “Company”), a bank holding company organized and existing under the laws of the State of South Carolina, and R. Wayne Hall (“Employee”) and is effective as of the Effective Date (as defined below). If the Effective Date does not occur, this Agreement shall be null and void ab initio and of no further force and effect.

WHEREAS, the Company has entered into an Agreement and Plan of Merger with First Financial Holdings, Inc. a Delaware corporation (together, as applicable, with its subsidiaries and affiliates referred to herein as “FHF”), dated as of February 19, 2013 (the “Merger Agreement”) pursuant to which the Company shall merge with FHF effective as of the Closing Date (as defined in the Merger Agreement); and

WHEREAS, Employee is currently employed by FHF, and is party to a Change in Control Severance Agreement with FHF, dated as of September 30, 2010 (“Prior Employment Agreement”); and

WHEREAS, the Company and Employee wish to and enter into this Agreement under the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of mutual covenants contained herein, and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties do mutually agree as follows:

1.                                           Employment. The Company agrees to employ Employee, and Employee agrees to serve the Company, upon the terms and conditions set forth in this Agreement.

2.                                           Term. The term of employment hereunder shall commence on the Closing Date (the “Effective Date”) and shall continue until the fifth anniversary of the Effective Date, unless terminated earlier as provided herein.

3.                                           Position and Responsibilities. Employee shall be appointed as the President of the Company as of the Effective Date. Employee shall have the duties, responsibilities, rights, power and authority that may be from time to time delegated or assigned to him by the Chief Executive Officer or his designee.

4.                                           Duties. During the period of employment hereunder, Employee shall devote all of his business time, attention, skills and efforts to the business of the Company and the faithful performance of his duties and responsibilities hereunder. Employee shall be loyal to the Company and shall refrain from rendering any business services to any person or entity other than the Company and its affiliates without the prior written consent of the Company. Employee may, and is encouraged to participate in such civic, charitable, and community activities that do not substantially interfere with the performance of his duties under this Agreement. Employee

THIS AGREEMENT IS SUBJECT TO BINDING
ARBITRATION PURSUANT TO S. C. CODE 15-48-10 ET SEQ.,
AS AMENDED FROM TIME TO TIME

shall be permitted to make private investments so long as these investments do not materially and adversely affect his employment hereunder and are made in accordance with Section 9 of this Agreement.

5.                                           Compensation and Benefits. For all services rendered by Employee to the Company hereunder, the Company shall compensate Employee as follows:

(a)                                      Base Salary. During the period of employment hereunder, the Company shall pay Employee an annual salary (“Base Salary”) of $475,000, subject to applicable federal and state income and social security tax withholding requirements. The Base Salary shall be (i) reviewed no less frequently than annually and (ii) payable in accordance with the Company’s customary payroll practices.

(b)                                      Incentive Bonus Plan. During the period of employment hereunder, Employee shall be entitled to participate in the Company’s incentive-based bonus plans, applicable to his employment position, in accordance with both the terms and conditions of such plans and the Company’s policies and procedures as established and amended from time to time.

(c)                                       Reimbursement of Expenses. The Company shall pay or reimburse Employee for all reasonable travel and other business related expenses incurred by him in performing his duties under this Agreement. Such expenses shall be appropriately documented and submitted to the Company in accordance with the Company’s policies and procedures as established from time to time. In no event, however, shall reimbursement of expenses be paid later than the end of the year following the year in which the expense was incurred.

(d)                                      Vacation and Sick Leave. Employee shall be provided with vacation and sick leave in accordance with the Company’s policies and procedures for senior executives as established from time to time.

(e)                                       Employee Benefit Plans. During the period of employment hereunder, Employee shall be entitled to participate in the employee benefit plans of the Company or its successors or assigns, as presently in effect or as they may be modified or added to from time to time, to the extent such benefit plans are provided to other similarly situated employees.

(f)                                        Other Fringe Benefits. During the period of employment hereunder, the Company shall (i) provide Employee with the use of an automobile and (ii) reimburse Employee for the expense of his attendance at such meetings and conventions the Company requires him to attend. Any and all reimbursements payable to Employee for attending meetings and conventions which Employee is required by the Company to attend shall be paid no later than the end of the year following the year in which the expense was incurred.

(g)                                       Effective Date Payment. On the thirtieth (30) day following the Effective Date, the Company shall pay to Employee a lump sum cash payment equal to $500,000 (subject to applicable federal and state income and social security tax withholding requirements); provided that the value of such payment may be subject to reduction pursuant to Section 7 of this Agreement.

(h)                                      Initial Equity Grant. Employee shall be granted, subject to the approval of the Compensation Committee of the Board of Directors of the Company (the “Committee”) at the first regularly scheduled Committee meeting after the Effective Date, restricted stock units based on Company common stock (the “Restricted Stock Units”) with an aggregate grant date fair value equal to $375,000, with the number of Restricted Stock Units to be determined using the closing price of Company common stock on the date of grant; provided that the value of such grant of Restricted Stock Units may be subject to reduction pursuant to Section 7 of this Agreement. The Restricted Stock Units will vest in three equal annual installments on each of the first three anniversaries of the date of grant, subject to Employee’s continued employment through each vesting date (unless vesting is accelerated pursuant to Section 6(b) of this Agreement), and will otherwise be subject to the same terms and conditions as full value equity awards granted to similarly situated employees of the Company generally; provided, however, that, the vested Restricted Stock Units shall settle, subject to Employee’s continued compliance with the covenants set forth in Sections 8 and 9, following Employee’s termination of employment with the Company for any reason in equal installments over a twelve-month period on each of the Company’s payroll dates beginning on the first payroll date following the date of termination employment and ending on the first anniversary of the date of termination, subject to any delay required by Section 12(f) of this Agreement. In the event that the Committee does not approve the grant of such Restricted Stock Units within three months following the Effective Date, the Company shall grant employee a cash-settled award with the same terms and conditions, including, without limitation, with respect to the value, vesting and settlement of such award, as would have been applicable to the grant of Restricted Stock Units described above.

6.                                           Termination of Employment.

(a)                                 Termination Upon Death, Disability or For Cause. The Company shall have the right to terminate Employee’s employment hereunder upon the death or Disability (as defined below) of Employee or for Cause (as defined below). Except for the payment to Employee or his beneficiary of Accrued Base Salary (as defined below) and any vested Retention Payments as soon as practicable following the termination of Employee’s employment due to death or Disability, if Employee’s employment is terminated due to death, Disability or for Cause, the Company shall have no further obligation to Employee under this Agreement. Termination for Disability or for Cause shall be effective immediately or upon such notice to Employee of such termination as may be determined by the Board of Directors. For the purpose of this Agreement:

(i)                                          “Disability” means “disability” (as such term is defined under the Company’s disability insurance policy maintained for executives of SCBT, N.A., a wholly-owned subsidiary of the Company (the “Bank”), from time to time) suffered by Employee for a continuous period of at least six months or any impairment of mind or body that is likely to result in a “disability” of Employee for more than three months during any twelve-month period.

(ii)                                       “Cause” means: (A) the repeated failure of Employee to perform his responsibilities and duties hereunder; (B) the commission of an act by Employee constituting dishonesty or fraud against the Company or the Bank; (C) being charged with a felony; (D) habitual absenteeism; (E) Employee is determined to have been on the job while under the influence of alcohol, unauthorized or illegal drugs, prescription drugs that have not been prescribed for Employee, or other substances that have the potential to impair Employee’s judgment or performance; (F) the commission of an act by Employee involving gross negligence or moral turpitude that brings the Company or any of its affiliates into public disrepute or disgrace or causes material harm to the customer relations, operations or business prospects of the Company or its affiliates; (G) bringing firearms or weapons into the workplace; (H) Employee’s failure to comply with policies, standards, and regulations of Company; (I) Employee’s engagement in conduct which is in material contravention of any federal, state or local law or ordinance other than a minor offense which does not reflect or impact upon the Company or Bank; (J) Employee’s engagement in conduct which is unbecoming to or inconsistent with the duties and responsibilities of a member of management of Company or Bank; or (K) Employee engaging in sexual or other form of illegal harassment.

In the event of termination of Employee’s employment for death, Disability or Cause under this Section 6(a), Employee shall be entitled only to the Base Salary earned through the date of termination (“Accrued Base Salary”). In the case of the Employee’s death Accrued Base Salary shall be paid to Employee’s estate unless the Employee has directed otherwise in a writing directed to the Company prior to his death.

(b)                                 Termination Without Cause or for Good Reason. The Company shall have the right to terminate Employee’s employment at any time and for any reason and Employee shall have the right to resign for Good Reason (as defined below), in each case subject to the provisions of this Section 6(b). In the event that the Company shall terminate Employee’s employment for any reason other than as provided in Section 6(a) or Employee shall resign for Good Reason, Employee shall, subject to the execution and non-revocation of a settlement agreement that will include a full waiver and release of all claims, including potential claims known or unknown, against the Company, FHF, the Bank, their officers, directors, agents and employees in a form satisfactory to the Company and subject to Employee’s continued compliance with the covenants set forth in Sections 8 and 9, no later than the 55th day following Employee’s termination of employment, be entitled to the following:

(i)                                          continued payment of his Base Salary, subject to applicable federal and state income and social security tax withholding requirements and in accordance with the Company’s customary payroll practices, from the date of termination of employment through the fifth anniversary of the Effective Date, with the first payment to be made no earlier than the first regular payroll date after the 55th day following the date of termination (with such payment to include all payments that would have otherwise been paid during the period from the date of termination of employment through the payment date). To the extent that any amount payable during this six month period following termination exceeds the lesser of (1) two times the employee’s annual rate of compensation for the taxable year before the taxable year in which the termination occurs, or (2) two times the then current compensation limit set for tax-qualified retirement plans under Section 401(a)(17) of the Internal Revenue Code of 1986, as amended (the “Code”), such excess amount shall not be paid to Employee before the date that is six months after the date of termination of the Employee (or, if earlier than the end of the six month period, the date of death of the Employee);

(ii)                                       all unvested Restricted Stock Units granted to Employee as part of the initial equity grant in accordance with Section 5(h) of this Agreement shall immediately vest and be settled on the schedule set forth in Section 5(h) above; and

(iii)                                    for a period of the lesser of twelve months and the period between the date of termination of employment and the fifth anniversary of the Effective Date, the Company shall contribute towards Employee’s COBRA premium, i.e., pay the same monthly amount for family coverage as it would if he were an active employee, if Employee is covered under Company or Bank’s health welfare benefit plan prior to the cessation of his employment and elects to maintain coverage through COBRA and Employee shall be responsible for the remaining portion of the monthly COBRA premium during this period. If Employee becomes eligible to enroll in another employer- sponsored health welfare benefit plan prior to end of the coverage period set forth above, the Company’s obligation under this Section 6(b)(iii) to pay toward Employee’s monthly COBRA premium shall cease.

For the purposes of this Agreement, “Good Reason” shall mean:

(A)  a material reduction by the Company in Employee’s Base Salary as in effect on the Effective Date or as it may be increased from time to time, except for across-the-board salary reductions similarly affecting management personnel of the Company;

(B)  the Company requiring Employee to be based more than fifty miles from his current location in Charleston, South Carolina; provided, however, that the relocation of Employee to the Company’s headquarters shall not trigger Good Reason pursuant to this Section 6; or

(C)  a material breach by the Company of any material provision of this Agreement

Notwithstanding the foregoing, Employee shall only be entitled to resign for Good Reason if (x) Employee first provides a notice of his intent to resign within 30 days following the date that he first learns of the event(s) or circumstances giving rise to Good Reason, (y) the Company fails to cure such events or circumstances within 30 days following the Company’s receipt of such notice and (z) Employee terminates his employment within one year following the occurrence of the event or circumstance on which the Good Reason termination is based.

(c)                                  Termination by Employee for No Reason. Employee shall have the right at any time voluntarily to terminate his employment for no reason, upon 30 days written notice, in which event Employee shall be entitled only to the Base Salary through the date of termination.

(d)                                 Resignation from All Positions. Notwithstanding any other provision of this Agreement to the contrary, upon the termination of Employee’s employment for any reason, Employee shall immediately resign from all positions that he holds with the Company or any Company Affiliate (as defined below). Employee hereby agrees to execute any and all documentation to effectuate such resignations upon request by the Company, but he shall be treated for all purposes as having so resigned upon termination of his employment, regardless of when or whether he executes any such documentation. Notwithstanding the foregoing, if Employee retires after the fifth anniversary of the Effective Date, he shall not be required to resign from the Company’s Board of Directors at that time; provided that, upon request from the Company’s Board of Directors, Employee shall agree to resign on the first anniversary of the date of Employee’s retirement.

7.                                           Section 280G Considerations. In the event that any payment or distribution by the Company or any other person or entity to Employee or for Employee’s benefits (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise) (a “Payment”) to be subject to the excise tax imposed by Section 4999 of the Code (such excise tax, together with any interest or penalties incurred by Employee with respect to such excise tax, the “Excise Tax”), then Employee will receive the greatest of the following, whichever gives Employee the highest net after-tax amount (after taking into account federal, state, local and social security taxes): (a) the Payments or (b) one thousand dollars less than the amount of the Payments that would subject Employee to the Excise Tax (the “Safe Harbor Amount”). If a reduction in the Payments is necessary so that the Payments equal the Safe Harbor Amount and none of the Payments constitutes a “deferral of compensation” within the meaning of and subject to Section 409A of the Code (“Nonqualified Deferred Compensation”), then the reduction shall occur in the manner Employee elects in writing prior to the date of payment. If any Payment constitutes Nonqualified Deferred Compensation, then the Payments to be reduced will first be with respect to the payments or benefits provided pursuant to Section 5(h) and then with respect to payments provided pursuant to Section 5(i), until the reduction is achieved. All determinations required to be made under this Section 7, including whether and when the Safe Harbor Amount is required and the amount of the reduction of the Payments and the assumptions to be utilized in arriving at such determination, shall be made by a certified public accounting firm designated by the Company (the “Accounting Firm”). All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any determination by the Accounting Firm shall be binding upon the Company and Employee.

8.                                           Confidential Information. Employee acknowledges that during, and as a result of, Employee’s employment with the Company and the Bank, Employee will acquire, be exposed to and have access to, material, data and information of the Company and its affiliates and/or its customers or clients that is confidential or proprietary.

(a)                                 Use and Maintenance of Confidential Information. At all time, both during and after the period of employment hereunder, Employee shall keep and retain in confidence and shall not disclose, except as required in the course of Employee’s employment with the Company and the Bank, to any person or entity, or use for his own purposes, any of this proprietary or confidential information. For purposes of this Section 8, such information shall include, but shall not be limited to: (i) the Company’s or Bank’s standard operating procedures, processes, know-how and technical and product information, any of which is of value to the

Company or the Bank and not generally known by the Company’s or Bank’s competitors or the public; (ii) all confidential information obtained by the Company or the Bank from third parties and customers concerning the business of the Company, including any customer lists or data; and (iii) confidential business information of the Company or its affiliates, including marketing and business plans, strategies, projections, business opportunities, client lists, customer list, confidential information by customers or clients, sales and cost information and financial results and performance. Employee acknowledges that the obligations pertaining to the confidentiality and non-disclosure of information shall remain in effect indefinitely, or until the Company has released any such information into the public domain, in which case Employee’s obligation hereunder shall cease with respect only to such information so released.

(b)                                 Return of Information.              The Employee acknowledges that all information, the disclosure of which is prohibited by Section 8(a) above, is of a confidential and proprietary character and of great value to the Company and shall remain the exclusive property of the Company. Upon the termination of employment with the Company, the Employee agrees to immediately deliver to the Company all records, calculations, memoranda, papers, data, lists, and documents of any description which refer to or relate in any way to such information and to return to the Company any of its equipment and property which may then be in the Employee’s possession or under his control, including, without limitation, any Company owned automobile.

(c)                                  No Removal of Information. Except as necessary to perform his job, under no circumstances shall the Employee remove from the Company’s or Bank’s office any of the Company’s books, records, documents, blueprints, customer lists, any other stored information whether stored as paper, electronically or otherwise, or any copies thereof, without the written permission of the Company; nor shall the Employee make any copies of such books, records, documents, blueprints, customer lists, or other stored information for use outside of the Company’s offices except as specifically authorized by the Company or as necessary to perform his job.

9.                                      Noncompetition.

(a)                                 Noncompetition. Employee shall not take any of the following actions during the applicable Noncompetition Period (as defined below).

(i)                                          Become employed by (as an officer, director, employee, consultant or otherwise), involved or engaged in, or otherwise commercially interested in or affiliated with (other than as a less than 5% equity owner of any corporation traded on any national, international or regional stock exchange or in the over-the-counter market) any person or entity that competes with the Company or an affiliate thereof (each, a “Company Affiliate”) in the business of providing traditional banking services. Further, Employee shall not without the written permission of the Company become employed by (as an officer, director, employee, consultant or otherwise), involved or engaged in, or otherwise commercially interested in or affiliated with (other than as a less than 5% equity owner of any corporation traded on any national, international or regional stock exchange or in the over-the-counter market) any person or entity that competes with the Company Affiliate with respect to any of the other services provided by the Company and its affiliates during the Term, but such permission by the Company shall not be unreasonably denied.

(ii)                                       Solicit or attempt to solicit, for competitive purposes, the business of any of the clients or customers of any Company Affiliate, or otherwise induce such customers or clients or prospective customers or clients to reduce, terminate, restrict or alter their business relationship with any Company Affiliate in any fashion; or

(iii)                                    Induce or attempt to induce any employee of any Company Affiliate to leave the Company for the purpose of engaging in a business operation that is competitive with the Company.

(b)                                 Noncompetition Period. For the purpose of Section 9 of this Section, “Noncompetition Period” shall mean (i) in the event of a termination of employment by the Company without Cause or resignation by Employee for Good Reason, the period beginning on the Effective Date and ending on the fifth anniversary of the Effective Date or (ii) in the event of a termination of employment by the Company for Cause, termination of employment due to Disability or resignation by Employee for no reason, the one-year period immediately following the date of termination of employment. If Employee is found to have violated the covenants contained herein during the Noncompetition Period such Noncompetition Period shall be extended for a period equal to the amount of time Employee is found to have been in non-compliance

(c)                                  Geographic Scope. The restrictions on competition set forth in Section shall apply to any county in the State of South Carolina or any county in any other state in which the Company or Company Affiliate is conducting business operations during the Noncompetition Period. However, the restrictions are intended to apply only with respect to personal activities of Employee within any such county and shall not be deemed to apply if Employee is employed by a corporation that has branch offices within any such county but Employee does not personally work in or have any business contacts with persons in such county.

(d)                                 Providing Copy of Agreement. Employee shall provide a copy of this Agreement to any person or entity with whom Employee interviews during the time limitations set forth in this Section 9.

(e)                                  Employee’s Representation. Employee represents that his experience and capabilities are such that the provisions of this Section 9 will not unreasonably limit him in earning a livelihood in the event that Employee’s employment with the Company terminated.

(f)                                   Obligations Survive. Employee’s obligations under Sections 8 and 9 shall survive any termination of his employment with the Company.

10.                               Company’s Right to Obtain an Injunction. Employee acknowledges that the Company will have no adequate means of protecting its rights under Sections 8 and 9 other than by securing an injunction.

(a)                                 Employee agrees that the Company is entitled to enforce this Agreement by obtaining a preliminary and permanent injunction and any other appropriate equitable relief in any court of competent jurisdiction. Employee acknowledges that the Company’s recovery of damages will not be an adequate means to redress a breach of this Agreement. Nothing contained in this Section 10 shall prohibit the Company from obtaining any appropriate remedies in addition to injunctive relief, including recovery of damages.

(b)                                 If a court determines that this Agreement or any covenant contained herein is unreasonable, void or unenforceable, for any reason whatsoever, then in such event the parties hereto agree that the duration, geographical or other limitation imposed herein should be such as the court determines to be fair and reasonable, it being the intent of each of the parties hereto be subject to an agreement that is necessary for the protection of the legitimate interest of the Company and it successors or assigns and that is not unduly harsh in curtaining the legitimate rights of the Employee. If the court declines to define less broad permissible restrictions, the parties agree to submit to binding arbitration the permissible scope of reasonable restrictions, pursuant to the South Carolina Uniform Arbitration Act, and agree that such arbitration result shall be incorporated into this Agreement and that this Agreement will be amended accordingly.

(c)                                  Employee agrees that if he breaches any of the covenants set forth in this Agreement, Company shall be entitled to setoff its damages against any amount owed by Company (or successor) to Employee and to cease making payments to Company pending a resolution of the controversy. This Paragraph 10(c) shall in no way limit the Company’s right to simultaneously seek and obtain injunctive relief as set forth in Paragraph 10(a).

11.                               Waiver of Rights. In consideration of the employment offered hereunder and the payments made pursuant to Section 5 and the other terms of this Agreement, Employee acknowledges that all of the Company’s obligations pursuant to the Prior Agreement are hereby satisfied, and Employee forever waives, releases and discharges the Company, any Company Affiliate, and any of their subsidiaries, shareholders or affiliates and any of their successors and assigns from any claims, right and privileges under the Prior Agreement.

12.                               General Provisions.

(a)                                      Entire Agreement. This Agreement contains the entire understanding between the parties hereto relating to the employment of Employee by the Company and supersedes any and all prior employment or compensation agreements between the Company and Employee, including, without limitation, the Prior Agreement and the letter from the Company to Employee dated January 22, 2013.

(b)                                      Assignability. Neither this Agreement nor any right or interest hereunder shall be assignable by Employee, his beneficiaries or legal representatives, without the Company’s prior written consent; provided, however, that nothing shall preclude (i) Employee from designating a beneficiary to receive any benefit payable hereunder upon his death, or (ii) the executors, administrators or other legal representatives of Employee or his estate from assigning any rights hereunder to the person or persons entitled thereunto.

(c)                                       Binding Agreement. This Agreement shall be binding upon, and inure to the benefit of, Employee and the Company, and their respective successors and assigns.

(d)                                      Amendment of Agreement. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

(e)                                       Insurance. The Company, at is discretion, may apply for and procure in its own name and for its own benefit, life insurance on Employee in any amount or amounts considered advisable; and Employee shall have no right, title or interest therein. Employee shall submit to any medical or other examination and execute and deliver any applications or other instruments in writing as may be reasonably necessary to obtain such insurance.

(f)                                        Taxes. Compensation paid to Employee by the Company shall be subject to all legally required withholdings, and to such additional withholdings as are designated by Employee and permitted under the Company’s policies and procedures applicable to him. If the Company determines that any compensation provided by this Agreement may result in the application of Section 409A of the Code, the Company may, without the consent of Employee, modify the Agreement to the extent and in the manner the Company deems necessary or advisable in order to exclude such compensation from the definition of “deferred compensation” within the meaning of such Section 409A of the Code or in order to comply with the provisions of Section 409A, other applicable provision(s) of the Code and/or any rules, regulations or other regulatory guidance issued under such statutory provisions. Any payments that qualify for the “short-term” deferral exception under Treasury Regulations Section 1.409A-1(b)(4), the “separation pay” exception under Treasury Regulations Section 1.409A-1(b)(9)(iii) or any other exception under Section 409A of the Code will be paid under the applicable exceptions to the greatest extent possible. Each amount to be paid or benefit to be provided to Employee pursuant to this Agreement, which constitutes Nonqualified Deferred Compensation subject to Section 409A of the Code, shall be construed as a separate identified payment for purposes of Section 409A of the Code. Anything in this Agreement to the contrary notwithstanding, if at the time of Employee’s separation from service within the meaning of Section 409A of the Code, Employee is considered a ‘specified employee’ within the meaning of Section 409A(a)(2)(B)(i) of the Code, and if any payment that Employee becomes entitled to under this Agreement is considered deferred compensation subject to interest, penalties and additional tax imposed pursuant to Section 409A of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, then no such payment shall be payable prior to the date that is the earlier of (i) six months and one day after Employee’s separation from service or (ii) Employee’s death. In no event shall the date of termination of Employee’s employment be deemed to occur until Employee experiences a “separation from service” within the meaning of Section 409A of the Code, and notwithstanding anything contained herein to the contrary, the date on which such separation from service takes place shall be the date of termination.

(g)                                       Severability. If any provision contained in this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, but this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

(h)                                      Notices. All notices under this Agreement shall be in writing and shall be deemed effective when delivered in person (with respect to the Company, to the Company’s Secretary) or when mailed, if mailed by certified mail, return receipt requested. Notices mailed shall be addressed, in the case of Employee, to his last known residential address, and in the case of the Company, to its corporate headquarters, attention of the Secretary, or to such other address as Employee or the Company may designate in writing at any time or from time to time to the other party in accordance with this Section.

(i)                                          Waiver. No delay or omission by either party hereto in exercising any right, power or privilege hereunder shall impair such right, power or privilege, nor shall any single or partial exercise of any right, power or privilege preclude any further exercise thereof or the exercise of any other right, power or privilege. The provisions of this Section 12(i) cannot be waived except in writing signed by both parties.

(j)                                    Scope of Agreement. Nothing in this Agreement shall be deemed to alter the “at-will” nature of Employee’s employment or entitle Employee to continued employment with the Company.

(k)                                      Governing Law. This Agreement has been executed and delivered in the State of South Carolina, and the laws of such state shall govern its validity, interpretation, performance and enforcement.

(l)                                          Arbitration. With the exception of enforcement of the covenants discussed in Sections 8 and 9 of this Agreement, all claims, disputes and other matters in question between the Company, or it successors, and the Employee including those arising out of, or relating to, this Agreement or the validity, interpretation, enforceability or breach thereof, which are not resolved by agreement of the parties, shall be subject to binding and mandatory arbitration pursuant to the South Carolina Uniform Arbitration Act contained in S.C. Code §§ 15-48-10 et seq., as amended from time to time. Such arbitration shall be held in Columbia, South Carolina and shall be conducted in accordance with the rules of the American Arbitration Association, and judgment upon such award may be entered in any court having jurisdiction. The expenses of the arbitration shall be borne by the Company or its successor; however, each party shall bear his or its own costs and attorney’s fees unless a statutory cause of action provides for such an award.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

SCBT FINANCIAL CORPORATION

/s/ Robert R. Hill, Jr.
By: Robert R. Hill, Jr.
Title: Chief Executive Officer

EMPLOYEE

/s/ R. Wayne Hall
R. Wayne Hall